Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: A. Brad Delco
615 J.B. Hunt Corporate Drive	Vice President – Finance & Investor Relations
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2021

■ First Quarter 2021 Revenue:	$2.62 billion; up 15%
■ First Quarter 2021 Operating Income:	$207.7 million; up 34%
■ First Quarter 2021 EPS:	$1.37 vs. $0.98

LOWELL, Ark., April 15, 2021 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2021 net earnings of $146.6 million, or diluted earnings per share of $1.37 vs. first quarter 2020 net earnings of $104.8 million, or $0.98 per diluted share.

Total operating revenue for the current quarter was $2.62 billion compared with $2.28 billion for the first quarter 2020. All segments contributed to the year-over-year increase in revenue. Integrated Capacity Solutions (ICS) and Truck (JBT) grew revenue 56% and 43%, respectively, as both segments were able to secure capacity in the Marketplace for J.B. Hunt 360°® for customers, particularly following the weather-related disruptions in the quarter. Final Mile Services® (FMS) revenue grew 31% primarily from new contractual business onboarded over the past year. Dedicated Contract Services® (DCS®) revenue grew 7% driven primarily by a 6% improvement in fleet productivity and a modestly larger fleet. Intermodal (JBI) revenue grew 2%, as a 5% increase in gross revenue per load was partially offset by a 3% reduction in volumes. All segments experienced weather-related volume disruptions in the quarter, but the impact was the most significant in JBI. Current quarter total operating revenue, excluding fuel surcharges, increased approximately 17% vs. first quarter 2020.

Total freight transactions in the Marketplace for J.B. Hunt 360 increased to $443 million in the first quarter 2021 compared to $294 million in the prior year quarter. ICS revenue on the platform increased 53% to $359 million versus a year ago. JBI and JBT executed approximately $32 million and $51 million, respectively, of their third-party dray, independent contractor and power-only capacity costs through the platform during the quarter.

Operating income for the current quarter increased 34% to $207.7 million versus $154.7 million for the first quarter 2020. Prior year results included a $12.3 million charge for a one-time COVID-related bonus to frontline employees who kept the country’s freight moving during the pandemic, an $8.2 million pre-tax accrual related to the revenue divisions owed to BNSF Railway Company, and $3.4 million of additional stock compensation expense related to the acceleration of equity award vesting for executive retirements. Current period operating income was negatively impacted by approximately $8 million from COVID-related expenses. The benefit from increased revenue was partially offset by higher purchased transportation expense, driver wages and recruiting costs, higher salary and wages for non-driver personnel, higher insurance premiums, continued investment in legacy IT systems upgrades, and new systems development costs.

Net interest expense for the current quarter was flat from first quarter 2020 with similar outstanding debt levels and interest rates.

The effective income tax rate decreased to 25.1% in the current quarter compared to 26.5% in the first quarter 2020. We continue to expect our 2021 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■	First Quarter 2021 Segment Revenue:	$1.18 billion; up 2%
■	First Quarter 2021 Operating Income:	$107.5 million; up 5%

Intermodal volumes decreased 3% over the same period in 2020. Eastern network loads declined 3%, while transcontinental loads declined by 2%. Volumes were impacted by severe weather-related events in the quarter, in addition to the challenges that were already present as a result of rail congestion and service issues stemming from elevated demand levels and labor challenges across the supply chain. Severe weather-related events are estimated to have negatively impacted volumes by approximately 25,000 loads, or 5%, primarily in the month of February, but network-related disruptions continued to impact service and volumes in March. Segment gross revenue increased 2% from the prior year period, reflecting the 3% decrease in volume offset by a 5% increase in gross revenue per load, which is a combination of freight mix, customer rates, and fuel surcharges. Excluding fuel, revenue per load increased 6%.

Operating income increased by 5% in the current quarter compared to prior year quarter. The prior year period included an $8.2 million accrual related to our adjusted calculation of the revenue divisions owed to BNSF and approximately $4.0 million for the one-time COVID-related bonus. Excluding these items, operating income decreased 6% primarily from disruptions stemming from severe weather-related events in the quarter that further deteriorated network fluidity and challenges already present as a result of rail congestion, strong demand, and a tight labor market. Higher driver wages and recruiting costs and higher salary and wages for non-driver personnel also contributed to the decline. The current period ended with approximately 99,000 units of trailing capacity and 5,740 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	First Quarter 2021 Segment Revenue:	$580 million; up 7%
■	First Quarter 2021 Operating Income:	$74.3 million; up 2%

DCS revenue increased 7% during the current quarter over the same period 2020. Productivity (revenue per truck per week) increased approximately 6% vs. 2020. Productivity excluding fuel surcharge revenue increased approximately 5% from a year ago primarily from higher utilization of assets, contracted indexed-based price escalators, and less equipment idled in the quarter. A net additional 203 revenue-producing trucks were in the fleet by the end of the quarter versus the prior year period. Customer retention rates remain above 98%.

Operating income increased by 2% from the prior year quarter. The prior year period included approximately $6.5 million of the one-time COVID-related bonus in the quarter. Excluding this expense, operating income decreased approximately 6% year-over-year. The benefits of higher productivity, which includes less idled equipment, were more than offset by increases in driver wages and recruiting costs and higher salaries and wages for non-driver personnel.

Integrated Capacity Solutions (ICS)

●	First Quarter 2021 Segment Revenue:	$525 million; up 56%
●	First Quarter 2021 Operating Income/(Loss):	$7.3 million; compared to $(18.9) million Operating Loss in Q1’20

ICS revenue increased 56% during the quarter compared to the first quarter 2020. Revenue growth was driven primarily from a 58% increase in revenue per load which was favorably impacted by higher spot and contractual rates as compared to the first quarter 2020. Segment volumes declined 1% from the prior year primarily due to customer freight mix changes, while truckload volumes increased 10% during the quarter. Contractual volumes represented approximately 49% of the total load volume and 35% of the total revenue in the current quarter compared to 67% and 54%, respectively, in first quarter 2020. Of the total reported ICS revenue, approximately $359 million was executed through the Marketplace for J.B. Hunt 360 platform compared to $235 million in first quarter 2020.

Operating income increased to $7.3 million compared to an operating loss of $18.9 million in the first quarter 2020. Benefits from increased scale in the Marketplace for J.B. Hunt 360 platform, combined with higher gross margins, were partially offset by investments in personnel expense and technology advancements compared to the same period in 2020. Gross profit margins increased to 12.4% in the current period versus 9.6%. ICS carrier base increased 24%.

Final Mile Services (FMS)

■	First Quarter 2021 Segment Revenue:	$202 million; up 31%
■	First Quarter 2021 Operating Income/(Loss):	$8.5 million; compared to $(3.3) million Operating Loss in Q1’20

FMS revenue increased 31% compared to the same period in 2020. Stop count within FMS increased 37% during the current quarter versus a year ago, primarily from the addition of multiple customer contracts implemented over the last year. Productivity (revenue per stop) decreased approximately 4% compared to the prior year period primarily from a shift in the mix of business between asset and asset-light operations.

Operating income increased to $8.5 million from the prior year’s operating loss of $3.3 million driven primarily by increases in revenue, partially offset by investments in service quality performance controls across the network, higher salary and wages for non-driver personnel and increased purchased transportation costs. The prior year quarter included approximately $1.3 million of the one-time COVID-related bonus.

Truck (JBT)

■	First Quarter 2021 Segment Revenue:	$150 million; up 43%
■	First Quarter 2021 Operating Income:	$10.2 million; up 472%

JBT revenue increased 43% from the same period in 2020. Revenue excluding fuel surcharges increased 46% as a result of a 6% increase in load count, a 38% increase in revenue per load excluding fuel surcharge revenue, and an 8% increase in average length of haul. Load count growth and the length of haul increase were primarily driven by the continued expansion of J.B. Hunt 360box™ which leverages the J.B. Hunt 360 platform to access drop-trailer capacity for customers across our transportation network. Revenue per loaded mile excluding fuel surcharge revenue increased approximately 28% year-over-year while comparable contractual customer rates were up approximately 14% compared to the same period 2020. The current period ended with 8,571 trailers and 1,716 tractors, compared to 7,391 and 1,887 respectively.

Operating income increased to $10.2 million from $1.8 million in the first quarter 2020. The prior year period included approximately $0.5 million of the one-time COVID-related bonus. Benefits from increased load counts and revenue per load were partially offset by increases in purchased transportation expense and higher salary and wage expenses for non-driving personnel related to the continued expansion of 360box and increased usage of non-asset power.

Cash Flow and Capitalization:

At March 31, 2021, we had a total of $1.30 billion outstanding on various debt instruments which is comparable to the total debt levels at December 31, 2020.

Our net capital expenditures for the first quarter 2021 approximated $86 million compared to $129 million for the first quarter 2020. At March 31, 2021, we had cash and cash equivalents of $553 million.

In the first quarter 2021, we purchased approximately 34,000 shares of common stock for approximately $5 million. At March 31, 2021, we had approximately $498 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2021, approximated 105.7 million.

Conference Call Information:

The company will hold a conference call today at 4:00-5:00 p.m. CDT to discuss the quarterly earnings. To participate in the call, dial 1-833-397-0851 (domestic) or 516-575-8759 (international) 15 minutes prior to the start of the call and provide the following conference ID: 4345296. A replay of the call will be posted on its website here later this evening.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2020. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March
	2021		2020
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,388,034		$2,045,694
Fuel surcharge revenues	230,115		235,132
Total operating revenues	2,618,149	100.0%	2,280,826	100.0%

Operating expenses
Rents and purchased transportation	1,352,301	51.7%	1,136,151	49.8%
Salaries, wages and employee benefits	620,032	23.7%	574,249	25.2%
Depreciation and amortization	137,545	5.3%	130,095	5.7%
Fuel and fuel taxes	113,040	4.3%	101,123	4.4%
Operating supplies and expenses	81,698	3.1%	85,598	3.8%
General and administrative expenses, net of asset dispositions	44,891	1.7%	45,165	1.9%
Insurance and claims	38,030	1.5%	32,361	1.4%
Operating taxes and licenses	13,814	0.5%	13,312	0.6%
Communication and utilities	9,146	0.3%	8,031	0.4%
Total operating expenses	2,410,497	92.1%	2,126,085	93.2%
Operating income	207,652	7.9%	154,741	6.8%
Net interest expense	12,024	0.4%	12,036	0.5%
Earnings before income taxes	195,628	7.5%	142,705	6.3%
Income taxes	49,022	1.9%	37,871	1.7%
Net earnings	$146,606	5.6%	$104,834	4.6%
Average diluted shares outstanding	106,816		106,950
Diluted earnings per share	$1.37		$0.98

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March
	2021		2020
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,177,131	45%	$1,149,720	50%
Dedicated	579,958	22%	541,746	24%
Integrated Capacity Solutions	524,946	20%	335,494	15%
Final Mile Services	201,883	8%	153,629	7%
Truck	149,531	6%	104,925	4%
Subtotal	2,633,449	101%	2,285,514	100%
Intersegment eliminations	(15,300)	(1%)	(4,688)	(0%)
Consolidated revenue	$2,618,149	100%	$2,280,826	100%

Operating income

Intermodal	$107,468	52%	$102,275	66%
Dedicated	74,339	36%	72,890	47%
Integrated Capacity Solutions	7,269	3%	(18,898)	(12%)
Final Mile Services	8,498	4%	(3,300)	(2%)
Truck	10,173	5%	1,779	1%
Other (1)	(95)	(0%)	(5)	(0%)
Operating income	$207,652	100%	$154,741	100%

(1)	Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March
	2021	2020

Intermodal

Loads	478,285	491,290
Average length of haul	1,687	1,678
Revenue per load	$2,461	$2,340
Average tractors during the period *	5,718	5,487
Tractors (end of period) *	5,744	5,492
Trailing equipment (end of period)	99,043	96,480
Average effective trailing equipment usage	94,603	85,032

Dedicated

Loads	942,220	879,009
Average length of haul	162	163
Revenue per truck per week**	$4,576	$4,326
Average trucks during the period***	9,961	9,725
Trucks (end of period) ***	9,951	9,748
Trailing equipment (end of period)	27,283	27,673

Integrated Capacity Solutions

Loads	292,365	295,747
Revenue per load	$1,796	$1,134
Gross profit margin	12.4%	9.6%
Employee count (end of period)	936	1,166
Approximate number of third-party carriers (end of period)	107,700	87,100
Marketplace for J.B. Hunt 360 revenue (millions)	$359.0	$234.9

Final Mile Services

Stops	1,676,025	1,224,442
Average trucks during the period***	1,514	1,304

Truck

Loads	103,062	97,478
Loaded miles (000)	46,140	40,564
Nonpaid empty mile percentage	16.3%	18.4%
Revenue per tractor per week**	$4,281	$4,012
Average tractors during the period *	1,734	1,814

Tractors (end of period)
Company-owned	798	807
Independent contractor	918	1,080
Total tractors	1,716	1,887

Trailers (end of period)	8,571	7,391

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$552,970	$313,302
Accounts receivable, net	1,219,162	1,124,403
Prepaid expenses and other	359,867	404,412
Total current assets	2,131,999	1,842,117
Property and equipment	5,953,231	5,908,710
Less accumulated depreciation	2,302,310	2,219,816
Net property and equipment	3,650,921	3,688,894
Other assets, net	379,686	397,337
	$6,162,606	$5,928,348

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$641,887	$587,510
Claims accruals	279,315	276,056
Accrued payroll and payroll taxes	161,311	130,943
Other accrued expenses	83,887	90,294
Total current liabilities	1,166,400	1,084,803

Long-term debt	1,301,430	1,305,424
Other long-term liabilities	249,692	245,961
Deferred income taxes	723,018	692,022
Stockholders' equity	2,722,066	2,600,138
	$6,162,606	$5,928,348

Supplemental Data

(unaudited)

	March 31, 2021	December 31, 2020

Actual shares outstanding at end of period (000)	105,671	105,654

Book value per actual share outstanding at end of period	$25.76	$24.61

	Three Months Ended March
	2021	2020

Net cash provided by operating activities (000)	$364,658	$249,163

Net capital expenditures (000)	$85,854	$128,736